EXHIBIT NO. 99.1

Supplemental Segment Information
In thousands	Three Months Ended April 30,		Year Ended April 30,
	2003	2002	2003	2002
Orders Received:
Sign Making & Specialty Graphics	$ 70,885	$ 64,352	$268,568	$257,024
Apparel & Flexible Materials	38,922	37,967	153,061	149,854
Ophthalmic Lens Processing	21,299	22,429	87,803	84,125
	$131,106	$124,748	$509,432	$491,003
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	April 30, 2003	April 30, 2002
Backlog:
Sign Making & Specialty Graphics	$ 249	$ 1,089
Apparel & Flexible Materials	26,205	27,284
Ophthalmic Lens Processing	3,258	4,276
	$29,712	$32,649
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